Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Freshpet, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	-(1)	4,969,136(3)	$81.00		$402,500,016.00	0.0000927	$37,311.76(2)
Fees Previously Paid	-	-	-	-		-	-		-
	Total Offering Amounts						$402,500,016.00		$37,311.76
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$37,311.76

(1) In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fees for the registrant’s registration statement on Form S-3, filed by the registrant on February 25, 2020.

(2) Calculated in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, and Rule 457(r) of the Securities Act.

(3) Includes 648,148 shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of common stock.